EXHIBIT 11 - CALCULATION OF NET INCOME (LOSS) PER COMMON SHARE


                                  MICROAGE, INC
                 NET INCOME (LOSS) PER COMMON SHARE CALCULATION
                                 (in thousands)


                                                          Quarter ended
                                                     ---------------------------
                                                     February 1,     February 2,
                                                        1998            1997
                                                     -----------     -----------
BASIC
  Weighted average common shares                       19,456           16,242
                                                     --------          -------

DILUTED
  Weighted average shares from
   primary calculation                                 19,456           16,242

  Dilutive effect of stock options
   and warrants                                            --              985
                                                     --------          -------
    Weighted average common and common
     equivalent shares outstanding - diluted           19,456           17,227
                                                     --------          -------

NET INCOME  (LOSS)                                   $ (6,116)         $ 5,070

Net income (loss) per common and common
 equivalent share:
  Basic                                              $  (0.31)         $  0.31
                                                     ========          =======
  Diluted                                            $  (0.31)         $  0.29
                                                     ========          =======